Exhibit 10.35

Letter of extension for the Company’s credit agreement

Dated November 11, 2007

In accordance with Section 2.21 of the Company’s Credit Agreement dated December 6, 2006, Lenders holding Commitments aggregating $600 million have approved the extension of the Maturity Date (with respect to their Commitments only) for an additional year until December 6, 2012.